EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-04871), the Registration Statement on Form S-8 (No. 33-04869), the Registration Statement on Form S-8 (No. 33-18331) and the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-12125) of Tupperware Corporation of our report dated February 18, 2000, relating to the financial statements which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 18, 2000, relating to the Financial Statement Schedule, which appears in this Form 10-K.





PricewaterhouseCoopers LLP
Orlando, Florida
March 17, 2000